EXHIBIT 10.1

EXECUTION COPY

PREFERRED STOCK PURCHASE AGREEMENT

among

RLJ ACQUISITION INC.

and

THE HOLDERS OF PREFERRED STOCK OF IMAGE ENTERTAINMENT, INC.

Dated as of April 2, 2012

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EXHIBITS

Exhibit A	Form of Unsecured Subordinated Promissory Note

SCHEDULES

Schedule A	List of Sellers and Shares of Preferred Stock

Schedule B	Determination of Cash and Promissory Note Amounts

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PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2012, among RLJ Acquisition, Inc. a Nevada corporation (the “Purchaser”), and the holders of Preferred Stock of Image Entertainment, Inc. listed in Schedule A hereto (each a “Seller” and, collectively, the “Sellers”).

WHEREAS, the Sellers own all of the issued and outstanding shares of Series B Cumulative Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of Image Entertainment, Inc., a Delaware corporation (the “Company”), with the number of shares of Preferred Stock owned by each Seller (the “Shares”) set forth opposite such Seller’s name on Schedule A; and

WHEREAS, each of the Sellers wishes to sell to the Purchaser, and the Purchaser wishes to purchase from each of the Sellers, all of the Shares, all upon the terms and subject to the conditions set forth herein.

WHEREAS, for federal income tax purposes, the transactions contemplated by this Agreement, together with the transactions contemplated by the Merger Agreement, are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.01.         Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, violation, charge, lease, license, encumbrance, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Government Lists” means: (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities); (b) the list maintained by the United States Department of Treasury (Specially Designated National and Blocked Persons); (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties); and (d) any other lists of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, the U.S. Department of the Treasury, or by any other Governmental Authority.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03, as the case may be.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 2, 2012, between the Purchaser and the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Promissory Note” means an unsecured subordinated promissory note of RLJ Entertainment, Inc. substantially in the form of Exhibit A.

“Purchase Price Bank Accounts” means bank accounts in the United States to be designated by each of the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

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“Purchaser Trust Agreement” means the Investment Management Trust Agreement between Parent and Continental Stock Transfer & Trust Company, dated as of February 22, 2011.

“Securities Act” means the Securities Act of 1933, as amended.

SECTION 1.02.         Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Closing”	2.03
"Code"	Recitals
“Company”	Recitals
“Loss”	7.02
“Preferred Stock”	Recitals
“Purchaser”	Preamble
“Purchase Price”	2.02
“Purchaser Indemnified Party”	7.02
“Registered Sellers”	5.07
“Registration Rights Agreement”	6.01
“Seller”	Preamble
“Seller Indemnified Party”	7.03
“Shares”	Recitals
“Trust Fund”	4.04

SECTION 1.03.         Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

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(f)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)          references to a Person are also to its successors and permitted assigns; and

(h)          the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Article II

PURCHASE AND SALE

SECTION 2.01.         Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell to the Purchaser the Shares set forth opposite such Seller’s name on Schedule A, and the Purchaser shall purchase all of the Shares from the Sellers. The acquisition by the Purchaser of the Shares shall also include the acquisition of the right to receive all accrued and unpaid dividends on the Shares.

SECTION 2.02.         Purchase Price. The aggregate purchase price for all of the Shares shall be $22,600,000 (the “Purchase Price”). The Sellers specified on Schedule A with an “*” next to their names shall receive an aggregate of $600,000 in cash for their Shares, to be allocated among such Sellers pro rata based upon the number of Shares sold by each such Seller. The remaining $22,000,000 of the Purchase Price shall be payable in cash and Promissory Notes to those Sellers listed on Schedule A that do not have an “*” next to their names, and the amount of cash and aggregate principal amount of Promissory Notes shall be determined in accordance with Schedule B. Such remaining amount of the Purchase Price shall be allocated among such Sellers pro rata based upon the number of Shares being sold by each such Seller. Not less than three (3) Business Days prior to Closing, the Purchaser shall deliver to such Sellers written notice specifying the amount of cash and the principal amount of the Promissory Notes which shall be payable at Closing and showing the calculation thereof pursuant to Schedule B.

SECTION 2.03.         Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, substantially simultaneously with, but immediately prior to, the consummation of the transactions contemplated by the Merger Agreement or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing.

SECTION 2.04.         Closing Deliveries by the Seller. At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser:

(a)          stock certificates evidencing the Shares being sold by such Seller, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; and

(b)          a receipt for the Purchase Price received by such Seller.

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SECTION 2.05.         Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

(a)          the cash portion of Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Accounts; and

(b)          if applicable, duly executed Promissory Notes to the order of each Seller receiving Promissory Notes in connection with the transactions contemplated hereby in principal amount equal to the portion of the Purchase Price payable in Promissory Notes.

Article III

REPRESENTATIONS AND WARRANTIES

OF EACH OF THE SELLERS

Each Seller, as to itself only, hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.         Organization, Authority and Qualification of the Seller. (a)  To the extent the Seller is a corporation or other organization, the Seller is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. To the extent the Seller is a corporation or other organization, the Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. To the extent the Seller is a corporation or other organization, the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller.

(b)          This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

SECTION 3.02.         Ownership of Shares. The Shares being sold by the Seller have been validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating the Seller sell or otherwise Encumber any shares of Preferred Stock. The Shares listed opposite the Seller’s name on Schedule A constitute all of the shares of Preferred Stock owned, beneficially and of record, by the Seller. The Seller holds good, valid and marketable title to all of such Shares, free and clear of all Encumbrances.

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SECTION 3.03.         No Conflict. The execution, delivery and performance of this Agreement by the Seller do not and will not (a) to the extent the Seller is a corporation or other organization, violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.04.         Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement.

SECTION 3.05.         Litigation. As of the date hereof there is no Action by or against the Seller pending, or to the knowledge of the Seller threatened, that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.06.        Investment and Governmental Compliance Representations. If the Seller is receiving Promissory Notes from the Company in connection with the transactions contemplated by this Agreement:

(a)          The Seller is acquiring its Promissory Note for the Seller’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof. The Seller understands that (i) the Promissory Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent expressed herein and (ii) the Promissory Notes will bear a legend to such effect.

(b)          By reason of its business or financial experience, the Seller has the capacity to protect its own interest in connection with the transactions contemplated hereby, is able to evaluate and bear the risks of an investment in the Purchaser, and time can afford a complete loss of such investment.

(c)          The Seller is aware of the Purchaser’s business affairs and financial condition and has acquired sufficient information about the Purchaser and the transactions contemplated by the Merger Agreement to reach an informed and knowledgeable decision to acquire an interest in the Purchaser. During the negotiation of the transactions contemplated hereby, the Seller and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Purchaser and the transactions contemplated by the Merger Agreement, have been afforded an opportunity to ask such questions of the Purchaser’s officers and employees concerning the Company’s business, operations, financial condition, assets, liabilities and other relevant matters and they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

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(d)          The Seller acknowledges that the Promissory Notes have not been registered under the Securities Act, or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering and, under such laws and subject to the transfer restrictions set forth herein, may not be resold or transferred by the Seller without appropriate registration or the availability of an exemption from such requirements. In this connection, the Seller represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e)          The Seller is subject to the Laws of the United States of America and is in full compliance with all Laws relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

(f)          No individual who owns, controls, or has the power to vote more than five percent (5%) of the equity interests of the Seller, or otherwise controls or has the power to control the Seller appears on any Government Lists, (ii) none of the Seller’s officers, directors, partners or managers appears on any Government Lists, and (iii) the Seller does not transact business on behalf of, or for the direct or indirect benefit of, any Person named on any Government Lists.

(g)          No Affiliate of the Seller is named on any Government Lists.

(h)          The Seller is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act.

SECTION 3.07.         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Article IV

representations and warranties

of the purchaser

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01.         Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

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SECTION 4.02.         No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act, if any, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03.         Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

SECTION 4.04.         Purchaser Trust Fund. Provided the conditions to the obligation to consummate the transactions contemplated by this Agreement and by the Merger Agreement and the related transactions contemplated hereby and thereby are satisfied or waived as provided in this Agreement or in the Merger Agreement, the Purchaser Trust Agreement provides that the trust monies shall be released to and available for use by the Purchaser effective as of the Image Entertainment Effective Time (as defined in the Merger Agreement). As of the date hereof, the Purchaser has no knowledge of any claim, circumstance or event that is reasonably likely to restrict or otherwise impair the release of such monies other than: (a) claims of the Purchaser’s underwriters with respect to its initial public offering for deferred compensation; (b) claims for accounting fees related to the transactions contemplated by this Agreement and the Merger Agreement; (c) claims of stockholders of the Purchaser who properly effect redemption of their shares for a portion of the monies held in the trust account (the “Trust Fund”) established pursuant to the Purchaser Trust Agreement; and (d) claims for advisory and related fees by mergers and acquisition advisors currently retained by the Purchaser or who may be retained by the Purchaser prior to the stockholders meeting of the Purchaser called to approve the transactions contemplated by the Merger Agreement.

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SECTION 4.05.         Litigation. As of the date hereof, no Action by or against the Purchaser is pending, or to the knowledge of the Purchaser threatened, which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.06.         Brokers. Except for Lazard Middle Market LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Article V

additional agreements

SECTION 5.01.         No Sale or Transfer of Preferred Stock. Each Seller covenants and agrees that, between the date hereof and the Closing, such Seller shall not sell, assign, transfer, convey, dispose of or otherwise subject to an Encumbrance any Shares. In addition, each Seller covenants and agrees that, except with the prior written consent of the Purchaser, such Seller shall not purchase or otherwise acquire any shares of Preferred Stock.

SECTION 5.02.         Notifications. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.03.         Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.04.         Claims Against the Trust Fund. (a) Each Seller understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, the Purchaser may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their redemption rights or in the event of the dissolution and liquidation of the Purchaser, (ii) to the Purchaser (less the Purchaser’s deferred underwriting compensation only) after the Purchaser consummates a business combination (as described in the Prospectus of the Purchaser) or (iii) as consideration to the sellers of a target business with which the Purchaser completes a business combination.

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(b)          Each Seller agrees that, notwithstanding any other provision contained in this Agreement, such Seller does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Seller on the one hand, and the Purchaser on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.04(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, each Seller hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that such Seller commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of the Purchaser, whether in the form of money damages or injunctive relief, the Purchaser shall be entitled to recover from such Seller the associated legal fees and costs in connection with any such action, in the event the Purchaser prevails in such action or proceeding.

SECTION 5.05.         Merger Agreement. The Purchaser shall not waive Section 7.02(l) of the Merger Agreement without the prior written consent of the Sellers holding at least seventy percent (70%) of the issued and outstanding shares of Preferred Stock, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.06.         Waiver of Dividends; Acknowledgment of Cancellation. Each Seller acknowledges and agrees that any accrued unpaid dividends on the issued and outstanding shares of the Preferred Stock, whether or not declared, as of the Closing are hereby waived, and that no such dividends shall be paid.  Each of Purchaser and each Seller further acknowledges and agrees that upon completion of the transactions contemplated by this Agreement, the Preferred Stock will be cancelled and cease to be outstanding.

SECTION 5.07.         Registration Rights. Purchaser and the Sellers hereby acknowledge and agree that the Sellers identified as Registered Sellers on Schedule A hereto (the “Registered Sellers”) shall be entitled to demand registration on Form S-3 of the Holdings Common Stock received by such Sellers in the Image Merger (as such terms are defined in the Merger Agreement). Such registration rights shall be available to the Registered Sellers no more than two times commencing nine months after the Closing and otherwise pursuant to the terms of a registration rights agreement to be entered into by Purchaser and the Registered Sellers at Closing; provided that Holdings (as such term is defined in the Merger Agreement) shall be obligated to file a Form S-3 registration statement with the Securities and Exchange Commission in connection with a demand by the Registered Sellers only if Holdings shall be eligible to use Form S-3 at such time.

SECTION 5.08.         Integrated Exchange. (a)  The transactions contemplated by this Agreement, together with the transactions contemplated by the Merger Agreement, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code. From and after the date of this Agreement and until the later of the Image Effective Time or the RLJ Effective Time (each as defined in the Merger Agreement), each party hereto shall use its reasonable efforts to cause the transactions contemplated by this Agreement, together with the transactions contemplated by the Merger Agreement, to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the transactions contemplated by this Agreement, together with the transactions contemplated by the Merger Agreement, from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code.

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Article VI

CONDITIONS TO CLOSING

SECTION 6.01.         Conditions to Obligations of the Sellers. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)          Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and

(b)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(c)          Registration Rights Agreement. The Registered Sellers shall have received a registration rights agreement in a form mutually agreed to by the Registered Sellers and Purchaser (the “Registration Rights Agreement”), duly executed by Purchaser.

SECTION 6.02.         Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)          Representations, Warranties and Covenants. (i) The representations and warranties of each of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects;

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(b)          Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d)          Merger Agreement. The Merger Agreement shall not have been terminated and all conditions to the consummation of the transactions contemplated by the Merger Agreement (other than the consummation of the transactions contemplated by this Agreement) shall have been satisfied (or to the extent legally permissible, waived) in accordance with the Merger Agreement, all on terms reasonably satisfactory to the Purchaser.

(e)          Registration Rights Agreement. Purchaser shall have received the Registration Rights Agreement, duly executed by each Registered Seller.

Article VII

INDEMNIFICATION

SECTION 7.01.         Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing indefinitely. All covenants and agreements contained herein shall remain in full force and effect for a period of 12 months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of 12 months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally and fully resolved.

SECTION 7.02.         Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by each Seller (severally with respect to such Seller) for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (i) the breach of any representation or warranty made by such Seller contained in this Agreement or (ii) the breach of any covenant or agreement by such Seller contained in this Agreement.

SECTION 7.03.         Indemnification by the Purchaser. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

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SECTION 7.04.         Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, no Seller Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 7.02 for an amount in excess of the Purchase Price received by such Seller and no Purchaser Indemnifying Party shall be liable to any Seller for any claim for indemnification pursuant to Section 7.03 for amount in excess of the Purchase Price paid to such Seller.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by either the Sellers or the Purchaser if the Closing shall not have occurred by November 22, 2012;

(b)          by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)          by the Purchaser or Sellers if the Merger Agreement shall have been terminated for any reason;

(d)          by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller to the Purchaser specifying such breach;

(e)          by the Purchaser if any of the Sellers shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller specifying such breach; or

(f)          by the mutual written consent of the Sellers and the Purchaser.

SECTION 8.02.         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

13

Article IX

GENERAL PROVISIONS

SECTION 9.01.         Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)          if to the Purchaser:

RLJ Acquisition, Inc.

3 Bethesda Metro Center, Suite 1000

Bethesda, Maryland 20814

Telecopy: (301) 280-7747

Telephone: (301) 280-7737

Attention: H. Van Sinclair

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Telecopy: (212) 801-6400

Telephone: (212) 801-9200

Attention: Alan I. Annex, Esq.

(b)          if to a Seller, at the addressed specified for notices under such Seller’s signature block.

SECTION 9.03.         Public Announcements. No Seller shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser unless otherwise required by Law. The Purchaser shall be entitled to make such press releases, public announcements or other communications regarding this Agreement and the transactions contemplated hereby in coordination with all public announcements, press releases or other communications made in connection with the Merger Agreement and the transactions contemplated thereby.

14

SECTION 9.04.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.         Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.06.         Assignment. This Agreement may not be assigned by operation of law or otherwise by any Seller without the express written of the Purchaser or by the Purchaser without the express written consent of the Sellers, except that the Purchaser may assign all or any of its rights and obligations to an Affiliate of the Purchaser; provided, that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07.         Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08.         Waiver. The Sellers, on the one hand, and the Purchaser, on the other may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09.         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

15

SECTION 9.10.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.11.         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12.         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

16

IN WITNESS WHEREOF, each of the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

RLJ ACQUISITION, INC.

By:	/s/ H. Van Sinclair
	Name:	H. Van Sinclair
	Title:	CEO

[Signatures continue on next page]

[Signature Page to Preferred Stock Purchase Agreement]

SELLERS:

JH PARTNERS EVERGREEN FUND, L.P.

By:	JH Evergreen Management, LLC
Its:	General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

c/o JH Partners, LLC
451 Jackson Street
San Francisco, CA 94111
Telephone: (415) 364-0300
Facsimile: (415) 364-0333

JH INVESTMENT PARTNERS III, L.P.

By:	JH Evergreen Management, LLC
Its:	General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

c/o JH Partners, LLC
451 Jackson Street
San Francisco, CA 94111
Telephone: (415) 364-0300
Facsimile: (415) 364-0333

[Signature Page to Preferred Stock Purchase Agreement]

JH INVESTMENT PARTNERS GP FUND III, LLC

By:	JH Evergreen Management, LLC
Its:	Manager

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

c/o JH Partners, LLC
451 Jackson Street
San Francisco, CA 94111
Telephone: (415) 364-0300
Facsimile: (415) 364-0333

JOHN AVAGLIANO

/s/ John Avagliano
John Avagliano

Address:
656 Daniel Court
Wyckoff, NJ 07481
Facsimile:______________

RAYMOND GAGNON

/s/ Raymond Gagnon
Raymond Gagnon

Address:
27 Gilmore Road
North Easton, MA 02356
Facsimile:______________

[Signature Page to Preferred Stock Purchase Agreement]

PRODUCERS SALES ORGANIZATION

By:	/s/ John W. Hyde
Name: John W. Hyde
Title: President

Address:
46216 Dry Creek Drive
Badger, CA 93603
Facsimile:______________

DAVID B. BORIS

/s/ David B. Boris
David B. Boris

Address:
90 East End Avenue
New York, NJ 10028
Facsimile:______________

R. MICHAEL POWELL

/s/ R. Michael Powell
R. Michael Powell

Address:
29 Guinea Road
Greenwich, CT 06830
Facsimile:______________

[Signature Page to Preferred Stock Purchase Agreement]

JONATHAN MEYERS

/s/ Jonathan Meyers
Jonathan Meyers

Address:
315 East 69th Street
New York, NY 10021
Facsimile:______________

THEODORE S. GREEN

/s/ Theodore S. Green
Theodore S. Green

Address:
307 East 87th Street
New York, NY 10128
Facsimile:______________

TAYLOR RETTIG

/s/ Taylor Rettig
Taylor Rettig

Address:
c/o JH Partners, LLC
451 Jackson Street
San Francisco, CA 94111
Telephone: (415) 364-0300
Facsimile: (415) 364-0333

[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE A

SELLERS AND PREFERRED STOCK

Name of Seller	Number of Shares of Preferred Stock	Registered Seller
JH Partners Evergreen Fund, LP	16,753.3880	Yes
JH Investment Partners III, LP	1,998.3240	Yes
JH Investment Partners GP Fund III, LLC	918.2880	Yes
John Avagliano	400.0000	No
Raymond Gagnon	50.0000	No
Producers Sales Organization	850.0000	No
David B. Boris*	392.0000	No
R. Michael Powell*	179.0000	No
Jonathan Meyers*	29.0000	No
Theodore S. Green	1,000.0000	No
Taylor Rettig	30.0000	No

*	Indicates a Seller that is receiving only cash (and not Promissory Notes).

Schedule A-1

SCHEDULE B

DETERMINATION OF CASH AND PRINCIPAL AMOUNT OF PROMISSORY NOTES

The $22,000,000 of Purchase Price to those Sellers specified on Schedule A without an “*” next to their names shall consist of $7,200,000 in cash (the “Cash Portion”) and $14,800,000 in principal amount of Promissory Notes (the “Notes Portion”); provided that (i) the Cash Portion shall be increased, and the Notes Portion decreased, by an amount equal to any additional vendor financing delivered into the transactions contemplated by the Merger Agreement at Closing; and (ii) if immediately prior to Closing, after giving effect to any redemptions or capital related transactions as may be necessary in order to consummate the transactions contemplated by the Merger Agreement, the Purchaser has greater than $92 million in cash (excluding (a) any amounts drawn under the SunTrust or senior line and (b) any cash held by the Purchaser outside of the Trust Fund immediately prior to Closing) (the “Cash Amount”), then the Cash Portion shall be increased, dollar for dollar, in an amount equal to 50% of the difference between the actual amount of cash (excluding (a) any amounts drawn under the SunTrust or other senior line and (b) any cash held by the Purchaser outside of the Trust Fund immediately prior to Closing) and the Cash Amount; provided further, that the Cash Portion shall not be more than $22,000,000 under any circumstances. The Notes Portion shall be reduced, dollar for dollar, by an amount equal to any increase in the Cash Portion.

Notwithstanding the results of the foregoing formulas, the Purchaser shall have the right, in its sole discretion, to increase the calculated Cash Portion (with a dollar for dollar reduction in the Notes Portion) by any amounts.

Schedule B-1

EXHIBIT A

FORM OF UNSECURED SUBORDINATED PROMISSORY NOTE

THE ISSUANCE AND SALE OF THIS PROMISSORY NOTE AND ANY SHARES ISSUABLE HEREUNDER HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS PROMISSORY NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM GENERALLY ACCEPTABLE TO LEGAL COUNSEL FOR THE BORROWER NAMED BELOW, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. IN ADDITION, THIS PROMISSORY NOTE MAY NOT BE NEGOTIATED, ASSIGNED OR transferRed without the PRIOR written consent of THE BORROWER.

ALL INDEBTEDNESS, LIABILITIES, AND OTHER OBLIGATIONS EVIDENCED BY THIS PROMISSORY NOTE ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF “SENIOR DEBT” (AS DEFINED IN THAT CERTAIN DEBT SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) BY AND AMONG THE BORROWER, THE HOLDER AND SUNTRUST BANK, AS ADMINISTRATIVE AGENT) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, THE TERMS AND PROVISIONS OF WHICH ARE INCORPORATED HEREIN AND BY THIS REFERENCE MADE A PART HEREOF. THE SUBORDINATION AGREEMENT SHALL BE BINDING ON THE HOLDER’S SUCCESSORS AND ASSIGNS. THIS PROMISSORY NOTE MAY NOT BE MODIFIED, AMENDED, RESTATED, RENEWED, SUPPLEMENTED, EXTENDED, OR OTHERWISE ALTERED IN ANY MANNER EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT.

Principal Amount:     $ [__]

Issuance Date:        [__], 2012

Exhibit A-1

UNSECURED SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, _______________ [NAME OF PUBLIC COMPANY PARENT], a Nevada corporation (the “Borrower”), hereby promises to pay to [________________] (the “Holder”) the aggregate principal amount of [_____________________] ($[_______]) (the “Principal Amount”), payable on the first to occur of the date (the “Maturity Date”) that is (i) six years from the Issuance Date set forth above (the “Issuance Date”) and (ii) one year from the original stated maturity date set forth in that certain [CREDIT AGREEMENT], dated as of [__________], 2012, by and between the Borrower, the other borrowers and guarantors party thereto, the Lenders party thereto and SunTrust Bank as Administrative Agent (the loans, indebtedness and other obligations thereunder from time to time being hereafter collectively referred to as the “SunTrust Loan”, which term includes any refinancings, renewals or replacements of the foregoing (including, without limitation, any refinancings, renewals or replacements provided by different lenders or a different administrative agent)), and to pay interest (“Interest”) on any outstanding Principal Amount at the rate of twelve percent (12%) per annum (the “Interest Rate”) from the Issuance Date in accordance with the terms hereof; provided, however, that during the continuance of any Event of Default under Section 3.1 below, the Interest Rate applicable hereunder shall be increased to fourteen percent (14%) per annum. For avoidance of doubt, the Maturity Date shall not be extended solely by reason of any extension, replacement, renewal or refinancing of the SunTrust Loan.

This Unsecured Subordinated Promissory Note (this “Note”) is one of a series of notes (the “Notes”) issued pursuant to the terms of that certain Preferred Stock Purchase Agreement dated as of [________], 2012 (the “Purchase Agreement”) by and among the Borrower, the initial Holder and certain other investors signatory thereto (including the initial Holder). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the respective meanings ascribed thereto in the Purchase Agreement. The following terms shall, wherever used in this Note, have the following meanings:

“Change of Control” shall mean [to be defined]. [TO BE CONFORMED TO SUNTRUST DEFINITION]

“EBITDA” shall mean, for the subject period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income (excluding extraordinary gains and losses), plus (b) Interest Expense deducted in the calculation of such Net Income, plus (c) all charges against such Net Income for federal, state and local taxes actually paid, plus (d) depreciation and amortization expenses (other than production amortization) deducted in the calculation of such Net Income, plus (e) up to [$2,000,000] per annum for any non-cash expense deducted in the calculation of such Net Income with respect to the issuance of stock options to existing or new employees, plus (f) the amount of any and all transaction fees and other expenses deducted in the calculation of such Net Income in respect of the negotiation and documentation of the SunTrust Loan, the Purchase Agreement and the transactions contemplated thereby, up to a maximum of $3,100,000 in the aggregate, plus (g) any other add-backs included in the calculation of EBITDA for purposes of the SunTrust Loan. [TO BE CONFORMED TO SUNTRUST DEFINITION]

Exhibit A-2

“Excess Cash Flow” shall mean, for each fiscal year of the Borrower, an amount equal to (a) Net Income for such fiscal year, plus (b) any Interest Expense deducted in the calculation of such Net Income to the extent paid other than in cash, plus (c) all depreciation and amortization expenses (other than production amortization) deducted in the calculation of such Net Income, plus (d) up to [$2,000,000] per annum for any non-cash expenses deducted in the calculation of such Net Income with respect to the issuance of stock options to existing or new employees, minus (e) all principal payments or repurchases paid or required to be paid in cash (other than payments under a revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) during such fiscal year in respect of Indebtedness, capitalized leases and/or purchase money debt of the Borrower and its Subsidiaries, except to the extent paid out of the proceeds of refinancing of such obligations, minus (f) all capital expenditures and other capitalized costs of the Borrower and its Subsidiaries during such fiscal year to the extent paid in cash (other than cash proceeds of Indebtedness incurred for the financing thereof), minus (g) all net proceeds of insurance, condemnation and other such recoveries received in such fiscal year but not yet required to be applied as a mandatory prepayment of Indebtedness, minus (h) all amounts included in such Net Income with respect to the net income of any foreign Subsidiaries except to the extent of cash dividends or distributions paid by such foreign Subsidiary to the Borrower or any of its domestic Subsidiaries during the subject fiscal year. [TO BE CONFORMED TO SUNTRUST DEFINITION]

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied, unless the context otherwise requires, with respect to any financial terms contained herein, as then in effect with respect to the preparation of financial statements.

“Holder’s Allocable Share” shall mean, on each Interest Date, a fraction, the numerator of which shall be the outstanding Principal Amount of this Note, and the denominator of which shall be the aggregate outstanding Principal Amounts of all of the Notes.

“Indebtedness” shall mean (without duplication), with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) any and all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any obligations (contingent or otherwise) as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, and (d) guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of indebtedness of others; provided, that Indebtedness shall not include capitalized lease obligations or purchase money debt.

Exhibit A-3

“Interest Expense” shall mean, for the relevant period, interest expense (as determined in accordance with GAAP) and fees with respect to Indebtedness of the Borrower and its Subsidiaries.

“Leverage Ratio” shall mean, as of any measurement date, the ratio of (a) the outstanding principal balance of all Indebtedness as of such measurement date, to (b) EBITDA for the twelve (12) months most recently ended as of such measurement date; provided, however, that if, within such twelve (12) month period, the Borrower or any Subsidiary consummated a business acquisition and in connection therewith incurred or assumed any Indebtedness, then the Borrower shall, for purposes of calculating the Leverage Ratio, be permitted to add to EBITDA an amount not exceeding the EBITDA of the acquired business for the twelve (12) calendar months immediately prior to the acquisition of such business (appropriately prorated to the extent that one or more months of operations of the acquired business are already reflected or included in the base EBITDA of the Borrower).

“Market Price” shall mean the volume-weighted average closing price of the common stock of the Borrower on the principal securities exchange on which such shares are traded or listed for the twenty (20) consecutive trading days ended on the subject calculation date.

“Net Income” shall mean the consolidated net income (or loss) of the Borrower and its Subsidiaries for the period in question, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP.

“Requisite Holders” shall mean the record holders of Notes (including Interest Notes) constituting a majority of the outstanding principal amount of all Notes (including Interest Notes).

“Residual Excess Cash Flow” shall mean (a) Excess Cash Flow for any fiscal year of the Borrower (as determined by delivery of the Borrower’s audited year-end financial statements for such fiscal year), minus (b) the applicable Excess Cash Flow mandatory prepayment [(not to exceed 75% of Excess Cash Flow)] required pursuant to the terms of the SunTrust Loan based upon such Excess Cash Flow.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company, partnership or other entity of which (a) 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower, or (b) the Borrower or any direct or indirect Subsidiary of the Borrower is the general partner.

[NOTE: TO THE EXTENT THAT UNRESTRICTED SUBSIDIARIES (SUCH AS AGATHA CHRISTIE LIMITED) ARE EXCLUDED FROM OR CARVED OUT OF THE DEFINITIONS (SUCH AS EBITDA, EXCESS CASH FLOW, INDEBTEDNESS, INTEREST EXPENSE, NET INCOME AND SUBSIDIARIES) AND FINANCIAL COVENANTS IN THE SUNTRUST CREDIT AGREEMENT, THEY WILL ALSO BE EXCLUDED FROM AND CARVED OUT OF THE CORRESPONDING DEFINITIONS AND COVENANTS IN THIS NOTE.]

Exhibit A-4

Article I

GENERAL PROVISIONS

1.1         Payments of Principal. On the Maturity Date, the Borrower shall pay to the Holder an amount in cash representing the outstanding Principal Amount, together with all accrued and unpaid Interest on such Principal Amount. To the extent that less than the entire Principal Amount is paid on or before the Maturity Date, then the proportion of the Principal Amount paid hereunder shall be not less than the proportion of principal paid on the other Notes.

1.2         Interest; Interest Date.

(a)          This Note shall bear Interest at the Interest Rate. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and shall be payable in arrears for each calendar year on [May 15] of the next calendar year and on the Maturity Date (each, an “Interest Date”), with the first Interest Date being [May 15], 2013. Accrued Interest through the close of each calendar year shall be payable on the next Interest Date. On each Interest Date, Interest shall be paid in cash (“Cash Interest”) at the rate of 5.4% per annum and the remainder of the accrued Interest shall be paid in the form of additional Notes (“Interest Notes”) and/or, at the Holder’s option (and provided that the Holder is then an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended), in the form of shares of common stock (“Shares”) of the Borrower valued at the Market Price as of the close of the business day immediately before the date of the Borrower’s notice described in the next sentence; provided, that, at the Borrower’s option, the cash portion of accrued Interest payable on any Interest Date following the determination of Excess Cash Flow for any fiscal year of the Borrower may be increased (and the aggregate amount of Interest Notes and Shares shall be decreased dollar-for-dollar) to an aggregate amount equal to the lesser of (i) the Holder’s Allocable Share multiplied by 50% of the Residual Excess Cash Flow for such fiscal year, or (ii) the total accrued Interest hereunder for such fiscal year; and further provided, that the proportion of accrued Interest paid in cash hereunder on any Interest Date shall be not less than the proportion of accrued interest paid in cash on the other Notes. The Borrower shall deliver a written notice to the Holder not less than ten (10) or more than twenty (20) days prior to each Interest Date, stating (A) the amount of Interest that shall be paid as Cash Interest, (B) the amount of Interest that shall be paid either in Interest Notes or in Shares, and (C) the Market Price applicable to any Shares which the Holder may elect to receive in respect of the non-Cash Interest payable on the subject Interest Date. Absent a written direction to the Borrower by the Holder, to the effect that the Holder wishes to receive all or any portion of the non-Cash Interest then payable hereunder in the form of Shares, the Borrower may presume that the Holder wishes to receive Interest Notes in respect of any non-Cash Interest then payable.

Exhibit A-5

(b)          On each Interest Date, the Borrower shall (i) pay to the Holder, in cash by wire transfer of immediately available funds, the amount of the Cash Interest payable on such Interest Date, and (ii) if applicable, issue (or cause to be issued) and deliver, to the address of the Holder set forth in the Purchase Agreement or to such address as specified by the Holder in writing to the Borrower at least two (2) business days prior to the applicable Interest Date, an Interest Note in the name of the Holder, and/or (to the extent validly elected by the Holder) Shares valued at the Market Price, in an aggregate amount (as between such Interest Note and Shares) equal to the amount of non-Cash Interest then payable hereunder.

(c)          To the extent that the Holder shall elect to receive payment of any Interest in the form of Shares, such election shall constitute the Holder’s representation and warranty to the Borrower that the Holder is an “accredited investor” who will be acquiring such Shares for its own account for investment and not with a view to the resale or distribution thereof in violation of any applicable securities laws, and such Holder’s acknowledgment that the Shares will constitute restricted securities under federal and state securities laws which may not be transferred or sold in the absence of an effective registration or an available exemption from registration; and the Holder shall, if so requested by the Borrower, specifically confirm such representations and understandings, and provide to the Borrower the Holder’s current address and taxpayer identification number. Upon issuance hereunder, any and all Shares issued hereunder will be duly authorized, validly issued, fully paid and nonassessable. The Borrower shall at all times reserve a sufficient number of Shares to satisfy any and all issuance obligations hereunder.

Exhibit A-6

1.3           Prepayment. All or any portion of the Principal Amount of this Note may be prepaid at any time and from time to time, without premium or penalty.

1.4           Borrower Has Senior Indebtedness Outstanding; Borrower is Permitted to Issue Other Indebtedness; This Note is Subordinate to Senior Indebtedness. The Borrower and its Subsidiaries currently have outstanding secured and unsecured indebtedness, including, without limitation, the SunTrust Loan, that is senior in right of payment to the indebtedness evidenced by this Note (the “Senior Indebtedness”), and subject to Section 2.4, the Borrower and its Subsidiaries shall be permitted in the future to issue and create secured and unsecured indebtedness and security interests of any kind, including without limitation, indebtedness that is senior to or pari passu with the Borrower’s obligations under this Note. The Holder expressly acknowledges that the indebtedness represented by this Note is expressly subordinate to the prior payment in full of all Senior Indebtedness, and that no payment hereunder shall be required, made, accepted or retained if such payment is not permitted under the terms of the Subordination Agreement or any other subordination agreement required under Section 5.3 below. [The Subordination Agreement shall be on terms and conditions not inconsistent with Exhibit A hereto.]

1.5           Transfer. This Note shall not be negotiated, sold, assigned, transferred, conveyed, disposed of or subjected to any Encumbrance (in whole or in part) by the Holder without the prior written consent of the Borrower.

1.6           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited to the Principal Amount or shall be refunded to the Borrower.

1.7           Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment shall be due or action taken on the next succeeding business day.

Exhibit A-7

Article II

COVENANTS

So long as any amounts remain unpaid under this Note, the Borrower shall comply with the following covenants, except to the extent waived with the consent or agreement of the Requisite Holders:

2.1           Existence. The Borrower shall, and shall cause each of its Subsidiaries to, keep in full force and effect its legal existence (provided that the Borrower may, in its discretion from time to time, dissolve or dispose of one or more Subsidiaries).

2.2           Financial Statements. Within one hundred twenty (120) calendar days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Holder the consolidated financial statements of the Borrower and its Subsidiaries (including balance sheet, income statement, and statement of cash flows), prepared in accordance with GAAP and certified by the Borrower’s independence certified public accounts; provided that such financial statements may be delivered by posting such financial statements on a public database.

2.3           Senior Default Notices. The Borrower shall provide to the Holder, promptly upon obtaining actual knowledge thereof, with notice of any uncured or unwaived events of default under any Senior Indebtedness in an outstanding principal amount (individually or in the aggregate) in excess of $5,000,000.

2.4           Limitation on Indebtedness. The Borrower and its Subsidiaries shall not incur, and Senior Indebtedness shall not include, any Indebtedness which, on a pro forma basis at the time such Indebtedness is incurred, assumed or committed, would cause the Leverage Ratio to exceed 3.5 to 1.0; provided, however, that such limitation shall not be applicable to the SunTrust Loan (including any increases thereto from time to time).

2.5           Compliance. The Borrower shall at all times comply with its certificate or articles of incorporation, by-laws and other constituent documents, and all material laws applicable to its business, except in any instance in which the failure to comply would not have or reasonably be expected to have a material adverse effect on the Borrower or its business, operations, properties, assets or condition, financial or otherwise.

Exhibit A-8

2.6           Affiliate Transactions. Neither the Borrower nor any Subsidiary shall engage in any transaction with an Affiliate (other than transactions between the Borrower and one or more Subsidiaries, or between Subsidiaries) involving aggregate payments in excess of $250,000, unless (a) such transaction is on terms and conditions no less favorable to the Borrower or the subject Subsidiary than would be available in an arms’-length transaction with a non-Affiliate, (b) such transaction is approved by the Requisite Holders (which approval shall not be unreasonably withheld, delayed or conditioned), or (c) such transaction is otherwise permitted pursuant to the terms of the SunTrust Loan.

2.7           Board Observers. The Borrower shall permit up to two (2) representatives designated by the Requisite Holders (and the Requisite Holders may, at their discretion, elect from time to time to have only one such representative or no such representative) to receive written notice of all meetings of the Board of Directors of the Borrower (the “Board”), and of all action proposed to be taken by the Board by written consent, at the same time as notice thereof is given to the Board, and the Company shall permit such representatives to attend or participate (either in person or by conference telephone) in any and all such meetings as non-voting observers; provided, however, that each such observer shall agree to hold in confidence all information provided to the observer, in advance of a meeting, and all information discussed at a meeting at which the observer is in attendance; and further provided, that the Borrower reserves the right, exercised in good faith, to withhold any information from the observers and to exclude the observers from any meeting or portion thereof if and to the extent that (a) access to such information or attendance at such meeting or portion thereof would adversely affect the attorney-client privilege between the Borrower and its counsel, (b) access to such information or attendance at such meeting or portion thereof could reasonably be expected to result in disclosure of trade secrets or a conflict of interest, (c) any holder(s) of Notes is the subject matter under discussion, (d) same is necessary to discharge the directors’ fiduciary duty, or (e) same is otherwise advised by the Borrower’s counsel in good faith and in the exercise of reasonable professional judgment. In addition, the Company will provide to such observers all reports otherwise provided to members of the Board, subject to confidentiality restrictions as aforesaid with respect to all material non-public information included in such reports. Except for observance of the provisions of this Section 2.7, each such representative and the Holder shall owe no duty to the Borrower, its Subsidiaries or its shareholders by reason of such observer rights.

Exhibit A-9

Article III

EVENTS OF DEFAULT

3.1         Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)          any default in the payment of any principal or Interest under this Note when the same shall be due and payable, and, with respect to interest only, the continuance of any such non-payment (in whole or in part) for a period of five (5) calendar days; or

(b)          any default in the due observance or performance of any of the covenants contained in Article II above; or

(c)          any uncured or unwaived event of default (regardless of when such cure or waiver occurs) with respect to any Senior Indebtedness in a principal amount (individually or in the aggregate) in excess of $5,000,000, if the effect thereof is to permit the holder to accelerate the maturity of any such Senior Indebtedness or to cause such Senior Indebtedness to become due prior to the stated maturity thereof; provided, that a waiver of an event of default under the SunTrust Loan which gave rise to an Event of Default under this Section 3.1(c) (which waiver may be granted at any time in the discretion of the holders of the SunTrust Loan) will automatically waive such Event of Default; or

(d)          if the Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any other insolvency law, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any insolvency law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing; or

Exhibit A-10

(e)          if any order, judgment or decree shall be entered, without the application, approval or consent of the Borrower, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower, or appointing a receiver, trustee, custodian or liquidator of the Borrower, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

3.2         Remedies. Upon the occurrence of any Event of Default and at all times thereafter during the continuance thereof, or in the event of any Change of Control: (a) subject to the terms of the Subordination Agreement, at the option of the Requisite Holders exercised by written notice to the Borrower (except in the case of Sections 3.1(d) and 3.1(e) above, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing Event of Default which may be inconsistent with such automatic acceleration), all obligations under this Note and/or any other Notes shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, (b) this Note shall bear interest at the default rate provided above, and (c) subject to the terms of the Subordination Agreement and any limitations imposed by any subordination agreement required under Section 5.3 below, the Holder may file suit against the Borrower on this Note.

Article IV

UNSECURED NOTE

4.1         Unsecured Note. This Note is an unsecured obligation of the Borrower.

Article V

MISCELLANEOUS

5.1         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the addresses set forth in the Purchase Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

Exhibit A-11

5.2           Severability. If any term or other provision of this Note is determined to be invalid or unenforceable, all other provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Borrower or the Holder. Upon such determination that any term or other provision is invalid or unenforceable, the Borrower and the Holder shall negotiate in good faith to modify this Note so as to effect the original intent of the Borrower and the Holder as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be carried out as originally contemplated to the fullest extent possible.

5.3           Entire Agreement. This Note and the Purchase Agreement constitute the entire agreement of the Borrower and the Holder with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Borrower and the Holder, or any of them, with respect to the subject matter hereof; provided, however, that the Holder shall, upon the request of any holder of Senior Indebtedness, execute and deliver in favor of such holder (or any agent acting on behalf of such holders) a subordination agreement in customary form, not inconsistent with the terms set forth in Exhibit A hereto and reasonably satisfactory to such holder or agent and the Holder.

5.4           Assignment. This Note may not be assigned by operation of law or otherwise by the Holder, except to an affiliate of the Holder, without the express written consent of the Borrower and the Requisite Holders. This Note may not be assigned by operation of law or otherwise by the Borrower without the express written consent of the Holder, except that the Borrower may assign all or any of its rights and obligations to an Affiliate of the Borrower; provided, that no such assignment shall relieve the Borrower of its obligations hereunder if such assignee does not perform such obligations.

5.5           Amendment. This Note may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Holder and the Borrower, or (b) by a waiver in accordance with Section 5.6; provided, however, that no such amendment or modification shall be effective unless it is permitted under or effected in accordance with the terms and conditions of the Subordination Agreement; provided further, however, that no such amendment or modification shall be effective unless it is approved in writing by the Requisite Holders.

Exhibit A-12

5.6           Waiver. The Holder, on the one hand, and the Borrower, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) amend or waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein; and, in addition, with respect to any waiver or amendment which does not uniquely affect the Holder or affect the Holder in a manner disproportionate to the other holders of Notes, the Holder shall be bound by any amendment or waiver consented to by the Requisite Holders. Except for any such amendment or waiver approved by the Requisite Holder pursuant to a separate written agreement, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

5.7           Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

5.8           Waiver of Jury Trial. Each of the Borrower and the Holder hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Note or the transactions contemplated by this Note. Each of the Borrower and the Holder hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Note and the transactions contemplated by this Note, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.8.

[The remainder of this page is intentionally blank]

Exhibit A-13

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by an authorized officer as of the Issuance Date.

[NAME OF PUBLIC COMPANY PARENT]

By:
Name:
Title:

Exhibit A-14

EXHIBIT A

SUBORDINATION TERMS

1. Except as provided below, payment of the Borrower’s obligations under the Note shall be subordinated to the prior payment in full of the SunTrust Loan and other subject Senior Indebtedness, and the Holder shall turn over to the holder of the SunTrust Loan (the “Senior Creditor”) any and all payments received or recovered on the Note.

2. Except as provided in item 8 below, the Holder may not accelerate any obligations under the Note, commence any enforcement action on the Note, file or join in the filing of any petition in bankruptcy, insolvency or receivership against the Borrower, or otherwise take action against the Borrower upon or by reason of the Note.

3. Except as provided in item 8 below, the Borrower may pay, and the Holder may receive and retain, regularly scheduled payments of Interest and, on the Maturity Date, the outstanding Principal Amount, unless (a) at the time of such payment, there is a continuing event of default as defined in the credit agreement respecting the SunTrust Loan, provided that (b) the exception in clause (a) shall not preclude the Holder from filing a proof of claim for the full amount of the Note in any bankruptcy or insolvency proceeding relating to the Borrower (provided that same does not dispute the subordination of the Note).1 The foregoing shall not restrict payments made in the form of Interest Notes or Shares. Any non-permitted payments must be returned to the Borrower or the Senior Creditor on demand.

4. The Holder may receive and retain any prepayment made on the Note to the extent that such prepayment was made with the Senior Creditor’s written consent.

5. The Holder will agree not to accept any guarantees or collateral for the Note obligations, or at any time challenge the validity, enforceability or priority of the SunTrust Loan or the related liens or collateral.

6. In any bankruptcy or insolvency proceeding relating to the Borrower, (a) there shall be no distributions permitted in respect of the Note (except subordinated reorganization securities) until the SunTrust Loan is paid in full in cash, (b) the Holder shall not in any manner challenge the claims of the Senior Creditor, the priority of the claims of the Senior Creditor or any liens of the Senior Creditor, and (c) customary bankruptcy waivers (including in respect of use of cash collateral, DIP financing, and adequate protection for the Senior Creditor) will apply.

1 The Subordination Agreement shall provide that the Senior Creditor may file a proof of claim on behalf of the Holder if the Holder does not file a proof of claim within 30 days of the bar date.

Exhibit A-15

7. The Senior Creditor and the Borrower may amend, extend and otherwise modify (including increases in lending amounts) the agreements relating to the SunTrust Loan, and the Senior Creditor may grant waivers thereunder, at any time and from time to time without consultation with or consent or approval by the Holder.

8. On the Maturity Date, the Holder may (a) commence an enforcement action on the Note, file or join in the filing of any petition in bankruptcy, insolvency or receivership against the Borrower, or otherwise take action against the Borrower upon or by reason of the Note and (b) receive and retain payments constituting the outstanding Principal Amount and any other amounts owing to the Holder under the Note so long as (i) there is no payment default in existence under the SunTrust Loan or (ii) there is no bankruptcy, insolvency or receivership proceeding relating to the Borrower in existence.

9. The foregoing shall apply to any subordination agreement requested in respect of other Senior Indebtedness, as if such senior indebtedness was the SunTrust Loan and the holder of such Senior Indebtedness was the Senior Creditor; provided that item 7 shall be subject to Section 2.4 of the Note.

1 The Subordination Agreement shall provide that the Senior Creditor may file a proof of claim on behalf of the Holder if the Holder does not file a proof of claim within 30 days of the bar date.

Exhibit A-16